Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Non-Employee Director Restricted Stock Plan of AMERISAFE, Inc. of our report dated February 28, 2018, with respect to the consolidated financial statements and schedules of AMERISAFE, Inc. and the effectiveness of internal control over financial reporting of AMERISAFE, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

August 3, 2018